Company Contacts:
Stephen M. Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
VP of Investor and Corp. Comm.
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Reports First Quarter 2007 Results
Announces Sale of Dallas Division

First quarter 2007 results include the following (compared to the prior year period):

•	Total revenues of $600.2 million, a 5% decrease

•	Net loss of $66.0 million, which includes $42.0 million of pre-tax, impairment related charges and a $78.9 million pre-tax loss contingency relating to the proposed settlement for the potential restructuring of the Transeastern JV, which is described below

•	Consolidated net sales orders of 1,801, a 17% decrease

•	Consolidated cancellation rate improved to 29%, compared to 49% in the fourth quarter of 2006

•	Consolidated controlled homesite position of 54,300, a 33% decrease

•	Unsold inventory homes of 1,087, a 21% decline from the fourth quarter of 2006

•	Agreement to sell the Company’s Dallas division operations as part of the ongoing asset management initiatives

•	Board of Directors voted to change the Company’s name to TOUSA, Inc.

HOLLYWOOD, Fla., May 10, 2007— TOUSA, Inc. (NYSE: TOA) today released financial results for the first quarter ended March 31, 2007.

The Company reported a net loss for the three months ended March 31, 2007 of $66.0 million (a loss of $1.11 per diluted share), compared to net income of $55.0 million ($0.89 per diluted share) reported in the three months ended March 31, 2006.

The Company’s results for the first quarter of 2007 include a $78.9 million estimated pre-tax loss contingency relating to the potential restructuring of the Transeastern JV pursuant to a proposed settlement, which is described later in this press release. Also adversely impacting net income is $42.0 million of pre-tax charges resulting from the write-down of assets including, inventory impairments and write-off of deposits and abandonment costs. Of this amount, $8.0 million of inventory impairments are related to active communities, and $34.0 million are related to land impairments, deposit write-offs and abandonment costs.

Excluding the impact of inventory impairments, deposit write-offs and abandonment costs, and estimated loss contingency, net income, using an effective tax rate of 35.5%, was $21.7 million (or $0.36 per diluted share, assuming 59.6 million diluted shares outstanding). Land sale profit during the first quarter 2007 was $0.9 million compared to $0.4 million in the prior year’s period.

“These are challenging times for homebuilders, and our associates deserve recognition for their professionalism and tireless efforts,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “TOUSA continues to navigate these difficult market conditions with an emphasis on strengthening the balance sheet and enhancing our liquidity. As a result, we have already reduced our consolidated controlled homesite position by approximately 16% and reduced our unsold inventory of homes by 21% from December 31, 2006.”

“Currently it is difficult to gauge the timing of a potential housing recovery, as conditions continue to vary greatly. Affordability is improving largely because of lower net pricing driven by extensive use of sales incentives and changes in our product mix. We are concerned that housing inventories appear to be on the rise again in most of our markets, and sales in March and April were disappointing. This leads us to believe that we have not reached the point of stabilization as we had previously anticipated and that the difficult conditions could persist for the foreseeable future.”

Homebuilding revenues for the first quarter of 2007 were $588.2 million, a 4% decrease from the $614.3 million of homebuilding revenues in the first quarter of 2006, due primarily to a decrease in revenue from land sales, which was down 88%. Revenue from home sales decreased slightly to $584.9 million for the three months ended March 31, 2007 from $586.3 million for the three months ended March 31, 2006. The decrease in revenue from home sales, which is net of buyer incentives, was due to a 2% decrease in the number of deliveries to 1,831 from 1,874 for the three months ended March 31, 2006, partially offset by a 2% increase in the average price of homes delivered to $319,000 from $313,000 for the three months ended March 31, 2006.

The Company’s gross profit margin, excluding impairment and related charges decreased 550 basis points in the first quarter of 2007 to 20.5% from 26.0% in the first quarter of 2006. Home sales gross profit was primarily impacted by higher incentives which increased to $36,400 per delivery for the first quarter of 2007 from $12,000 per delivery for the first quarter of 2006.

SG&A expenses decreased to $95.8 million for the three months ended March 31, 2007, from $97.4 million for the three months ended March 31, 2006. The decrease in SG&A expenses is due primarily to a reduction in overhead and related expenses, including reductions in compensation and a decrease of $4.7 million in stock-based compensation expense, as we continue to actively manage our expenses to increase our efficiencies, reduce costs, and streamline our operations. This decline has been partially offset by the following: (1) an increase of $10.2 million in direct selling and advertising expenses, which include commissions, closing costs, advertising and sales associates compensation, as a result of the more challenging housing market; and (2) $7.5 million in professional fees related to the Transeastern JV. We expect that professional fees relating to the Transeastern JV will increase in 2007 as we continue to work towards to settlement.

EBITDA for the first quarter of 2007 was $57.6million compared to $114.5 million in the first quarter of 2006. Please see the attached financial tables for a definition of EBITDA and a reconciliation thereof to net income for the periods presented.

The Company’s consolidated homes in backlog decreased 27% to 4,061 in the first quarter of 2007 from 5,555 in the first quarter of 2006. The Company’s consolidated sales value of homes in backlog decreased 24% to $1.4 billion in the first quarter of 2007 from $1.9 billion in the first quarter of 2006.

The Company reported consolidated net sales orders of 1,801 in the first quarter of 2007 compared to 2,157 in the first quarter of 2006, a 17% decrease. The sales value of the Company’s consolidated sales orders was $563.8 million, compared to $717.1 million in the first quarter of 2006, a 21% decrease.

Balance Sheet

With a focus on de-levering the balance sheet and improving liquidity, the Company continued its asset management efforts throughout the first quarter. The Company’s asset management initiatives include: limiting new arrangements to acquire land, engaging in bulk sales of land and unsold homes, reducing the number of homes under construction, re-negotiating terms or abandoning its rights under option contracts, considering other asset dispositions including the possible sale of underperforming assets, communities, divisions and joint venture, reducing inventory target levels, and other initiatives designed to monetize its assets.

During the three months ended March 31, 2007, the Company abandoned its rights under certain option agreements which resulted in a 7,600 unit decline in its controlled homesites and approximately $150.0 million in cash savings on future land takedowns.

Due to the seasonality of the homebuilding business, TOUSA generally requires an inventory investment that exceeds cash flow as the Company develops lots and constructs homes in the first half of the year for delivery in the second half of the year. For the three months ended March 31, 2007, cash used in operating activities was $52.4 million, as compared to $146.0 million during the three months ended March 31, 2006. The improvement in the use of cash by our operating activities is primarily a result of a reduction in the growth of our inventory during the three months ended March 31, 2007, as compared to the three months ended March 31, 2006, partially offset by a decline in our net income before non-cash charges during the 2007 quarter as compared to the 2006 quarter. The Company’s unsold inventory declined 21% to 1,087 homes from 1,369 homes from December 31, 2006.

On May 9, 2007, the Company entered into an agreement to sell its Dallas operations for approximately $55.7 million in net proceeds with the potential to realize additional consideration up to $2.0 million if certain performance criteria are achieved. The transaction closing is subject to customary conditions and is expected to close on May 31, 2007 and is expected to generate a pre-tax loss of $11.7 million. As conditions to classify these operations as held for sale were not met as of March 31, 2007, the Company has classified these assets in continuing operations in its consolidated financial statements. At March 31, 2007, the Company’s Dallas operations owned 1,200 homesites, had options to acquire 2,800 additional homesites and had 180 homes in backlog. All homesite unit and financial data of the Company’s Dallas operations are included in its results presented as of March 31, 2007.

“The decision to sell our Dallas division is part of the execution of our asset management strategy and will enable us to sharpen our focus on gaining share in the other Texas markets where we have been more profitable,” said Mr. Mon.

“We made progress in the first quarter on our balance sheet initiatives, but additional improvements are necessary to correctly position TOUSA for the challenging market. Our large increase in incentives demonstrates our focus on maintaining sales velocity and closing homes to generate cash. We maintained our discipline of matching starts to current market demand and, most importantly, carefully analyzing our inventory to correctly position ourselves for the eventual market recovery.”

Transeastern

TOUSA acquired its 50% interest in the Transeastern JV on August 1, 2005, when the Transeastern JV acquired substantially all of the homebuilding assets and operations of Transeastern Properties, Inc., including work in process, finished lots and certain land option rights. The Transeastern joint venture paid approximately $826.2 million for these assets and operations (which included the assumption of $127.1 million of liabilities and certain transaction costs, net of $30.1 million of cash). The other member of the joint venture is an entity controlled by the former majority owners of Transeastern Properties. TOUSA continues to function as the managing member of the Transeastern JV through the Company’s wholly owned subsidiary, TOUSA Homes L.P.

Upon formation of the Transeastern JV, for the benefit of the senior and mezzanine lenders to the joint venture, TOUSA entered into completion guarantees in which they guaranteed the payment of costs, the payment or bonding of mechanics’ liens, and the completion of development activities associated with the completion of real estate projects started as of August 1, 2005, in the event that the borrowers defaulted on such obligations (the “Completion Guarantees”). TOUSA and TOUSA Homes L.P. also entered into Carve-Out Guarantees to indemnify the lenders for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements arising out of fraud or material misrepresentation by any of the borrowing entities, the misappropriation by the borrowing entities of certain payments, improper use of insurance proceeds, intentional misconduct or waste with respect to the collateral and failure to maintain insurance (the “Carve-Out Guarantees”). The other member of the joint venture also executed carve-out guarantees, however, if it is determined that the lenders’ losses are a result of TOUSA’s acts or omissions, TOUSA must indemnify the other member for any damages it suffers under the guarantees. In addition, under the Carve-Out Guarantees if TOUSA, the joint venture or any of its subsidiaries files for bankruptcy protection, TOUSA may be responsible for payment of the full amount of the outstanding loans. As of December 31, 2006, the Transeastern JV had approximately $625.0 million of bank debt outstanding of which $400.0 million was senior debt. The borrowers under the credit agreements are subsidiaries of the Transeastern JV. The senior loans were extended by EH/T Transeastern LLC and the two mezzanine loans were extended by TE/TOUSA Mezzanine LLC and TE TOUSA Mezzanine Two, LLC. Deutsche Bank Trust Company Americas (“DBCTA”), as administrative agent for the lenders claims that it is entitled to exercise its rights under pledge agreements that would allow it to direct the voting of or acquire the membership, equity or ownership, and/or other interests in the borrowers, thus acquiring control of those borrowers. DBTCA has further asserted that if it does so, a voluntary bankruptcy filing or commencement of insolvency proceedings by any of the borrowers, at the ultimate direction of the lenders, would trigger the Company’s obligations to repay all amounts due under the credit agreements governing the loans. The Company disputes that a voluntary bankruptcy filed at the direction of the lenders, either directly or indirectly, would trigger such obligations. Copies of the Completion Guaranties and Carve-Out Guaranties were filed as exhibits to TOUSA’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006.

TOUSA has disputed and continues to dispute these allegations. However, the Company continues to engage in settlement discussions with representatives of the current lenders to the Transeastern JV and with the other member of the joint venture. As part of these discussions, TOUSA has proposed a structure in which either the joint venture or the successor to some or all of its assets would become TOUSA’s wholly or majority owned subsidiary. The proposal also contemplates paying the joint venture’s $400.0 million of senior debt in full through the incurrence of additional indebtedness. In connection with these negotiations TOUSA is evaluating various financing alternatives. TOUSA would require third party financing to facilitate this transaction as well as an amendment to its secured credit facility permitting this to occur. Although TOUSA is in discussions with its banks relative to this financing, there is no assurance that it will be successful or that this financing would be on terms acceptable to TOUSA.

A settlement with the joint venture’s mezzanine lenders, if one is reached, could result in, among other things, the issuance of equity and/or debt securities by TOUSA or one of its subsidiaries, including the joint venture. TOUSA is also in discussions regarding the joint venture’s obligations with respect to terminating the joint venture’s rights under option contracts and any obligations under its completion guarantees and construction obligations. In connection with making the joint venture the Company’s wholly or majority owned subsidiary, TOUSA is in discussions with the other member of the joint venture which consider, among other things, releasing potential claims, terminating the joint venture’s rights under land bank arrangements to purchase certain properties in which the member’s affiliates have interests, and releasing the joint venture from its obligations with respect to certain properties including land bank arrangements. Although to date the interested parties have agreed to extend the rights under the agreements through payment of fees, to preserve the joint venture’s rights under the land bank arrangements, or for other reasons, the lenders to the joint venture could cause their respective joint venture borrower to file for bankruptcy at any time.

There is no assurance that TOUSA will be able to reach satisfactory settlements in these negotiations. Any settlements are likely to involve the Company having to incur more indebtedness which could, among other things, increase its debt servicing obligations and reduce its ability to incur indebtedness in the future.

While TOUSA remains committed to working with all interested parties to achieve a consensual global resolution, settlement discussions are ongoing and the Company may be unable to agree to a settlement with the lenders or other parties, including obtaining necessary consents and financings. Even if a settlement is reached, TOUSA cannot predict the outcome of any such settlement, including the cash or other contributions the Company may have to make in order to effectuate any such settlement if there is one at all. Additionally, TOUSA may choose to pursue other strategies and alternatives with respect to the joint venture. If the Company is unable to reach a settlement and become liable under some or all of the guarantees, it may have a material adverse affect on the Company’s business and liquidity and defaults under documents governing its existing indebtedness could occur which may require the Company to consider all of its alternatives in restructuring its business and its capital structure.

During the year ended December 31, 2006, TOUSA evaluated the recoverability of its investment in the Transeastern JV, under APB 18, The Equity Method of Accounting for Investments in Common Stock, and determined its investment to be fully impaired. As of December 31, 2006, the Company wrote-off $145.1 million related to its investment in the Transeastern JV, which included $31.3 million of member loans receivable and $21.4 million of receivables for management fees, advances and interest due to TOUSA from the Transeastern JV.

In accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”), TOUSA has evaluated whether any amount should be accrued in connection with a potential restructuring of the Transeastern JV as discussed above. Accordingly, as of December 31, 2006, the Company accrued $275.0 million (reflecting its estimate of the low end of the range of the estimated loss as determined by computing the difference between the estimated fair market value of the consideration the Company expects to pay in connection with the global settlement less the estimated fair market value of the business it would acquire pursuant to its proposal).

During the three months ended March 31, 2007, the Company accrued an additional $78.9 million, calculated under the same basis, due to changes in the proposed settlement and in the estimated fair market value of the business it would acquire. The decrease in the estimated fair market value was primarily attributable to decisions to abandon the joint venture’s rights under certain option arrangements, the joint venture’s delivery of homes during its quarter ended February 28, 2007, and the continued decline in value due to current market conditions. The $78.9 million is presented as a separate line item in the Company’s consolidated statement of operations for the three months ended March 31, 2007, and the accrual of $353.9 million and $275.0 million is included in accounts payable and other liabilities in our consolidated statement of financial condition as of March 31, 2007 and December 31, 2006, respectively. Our estimate of the high end of the range is $456.8 million, assuming full repayment of the outstanding indebtedness. Our estimated loss could change as a result of changes in settlement offers and a change in the estimated fair value of the business to be acquired. We will continue to evaluate the adequacy of this loss contingency on an ongoing basis. No assurance can be given as to what amounts would have to be ultimately paid in any settlement if one can be reached at all.

Earnings Guidance

The Company continues to not provide 2007 guidance due to the uncertainty of the current market including factors such as margins, land impairments, deposit write-offs and abandonment costs.

Earnings Conference Call

The Company will hold a conference call and web cast on Thursday, May 10, 2007 at 10:00 a.m. Eastern Time to discuss first quarter financial results for 2007. Please dial (888) 396- 2298 (domestic) or (617) 847-8708 (international) and use the pass code 13309971.  Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. If you are unable to participate on the call, a replay will be available starting at 2:00 p.m. Eastern Time on May 10 and will run through 12:00 a.m. Eastern Time on May 23. The replay telephone numbers are (888) 286-8010 (domestic) and (617) 801-6888 (international) and the code is 58117876.

Endnote: (1) As used herein, “consolidated” information refers only to information relating to our operations which are consolidated in our financial statements; “combined” information includes consolidated information and information relating to our unconsolidated joint ventures.

Website address: www.tousa.com

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) the housing market, (ii) our ability to perform well in the housing market, and (iii) population, job, and economic growth in our markets. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates, or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of the Company’s and its joint ventures’ decisions to intentionally slow sales rates to match production rates in certain markets, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (vi) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 20, 2007.

TOUSA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
HOMEBUILDING:
Revenues:
Home sales	$584.9	$586.3
Land sales	3.3	28.0

	588.2	614.3
Cost of sales:
Home sales	464.9	433.7
Land sales	2.4	27.6
Inventory impairments and abandonment costs	42.0	6.0
Other	(2.6)	(3.4)

	506.7	463.9

Gross profit	81.5	150.4
Selling, general and administrative expenses	95.8	97.4
(Income) loss from unconsolidated joint ventures, net	3.6	(27.8)
Provision for settlement of loss contingency	78.9	—
Goodwill impairment	3.1	—
Other (income) expense, net	(0.6)	(2.0)

Homebuilding pretax income (loss)	(99.3)	82.8
FINANCIAL SERVICES:
Revenues	12.0	15.2
Expenses	9.3	10.7

Financial Services pretax income	2.7	4.5

Income (loss) before provision (benefit) for income taxes	(96.6)	87.3
Provision (benefit) for income taxes	(30.6)	32.3

Net income (loss)	$(66.0)	$55.0

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(1.11)	$0.92

Diluted	$(1.11)	$0.89

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	59,594,917	59,565,145

Diluted	59,594,917	61,646,933

CASH DIVIDENDS PER SHARE	$—	$0.015

TOUSA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions)
(Unaudited)

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$23.0	$49.4
Restricted	3.8	3.8
Inventory:
Deposits	236.5	229.6
Homesites and land under development	853.0	751.7
Residences completed and under construction	762.1	876.4
Inventory not owned	296.1	338.5

	2,147.7	2,196.2
Property and equipment, net	29.9	30.0
Investments in unconsolidated joint ventures	140.4	129.0
Receivables from unconsolidated joint ventures, net of allowance of $54.6 million and $54.8 million at March 31, 2007 and December 31, 2006, respectively	42.8	27.2
Other assets	287.8	237.1
Goodwill	100.9	104.0

	2,776.3	2,776.7
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	7.2	6.8
Restricted	3.9	4.2
Mortgage loans held for sale	37.8	41.9
Other assets	12.8	12.6

	61.7	65.5

Total assets	$2,838.0	$2,842.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$627.3	$563.5
Customer deposits	59.3	63.2
Obligations for inventory not owned	296.1	338.5
Notes payable	1,060.8	1,060.7
Bank borrowings	50.0	—
	2,093.5	2,025.9
FINANCIAL SERVICES:
Accounts payable and other liabilities	5.7	6.0
Bank borrowings	30.2	35.4

	35.9	41.4

Total liabilities	2,129.4	2,067.3
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 59,604,169 and 59,590,519 shares issued and outstanding at March 31, 2007, and December 31, 2006, respectively	0.6	0.6
Additional paid-in capital	482.3	481.2
Retained earnings	225.7	293.1

Total stockholders’ equity	708.6	774.9

Total liabilities and stockholders’ equity	$2,838.0	$2,842.2

Non-GAAP Financial Information

EBITDA

	Three Months Ended
	March 31,
(dollars in millions)		2007	2006
Net income (loss)	($66.0)	$55.0
Add: income taxes	(30.6)	32.3
Add: interest in cost of sales	20.9	17.7
Add: depreciation and amortization expense	3.8	3.5
Add: non-cash impairment charges	129.5	6.0

EBITDA (1)	$57.6	$114.5

(1) EBITDA for the full year 2007 will be calculated in the same way.

EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, and (c) depreciation and amortization. The Company included information concerning EBITDA because it believes that it is an indication of the profitability of its core operations and reflects the changes in its operating results. The Company does not use EBITDA as a measure of its liquidity because it does not believe it is a meaningful indication of its cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of its liquidity. The Company’s non-GAAP measure has certain material limitations as follows:

•	It does not include interest expense. Because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include income taxes. Because the payment of income taxes is a necessary element of the Company’s operations, any measure that excludes tax expense has material limitations.

The Company compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above.

Homebuilding Net Debt to Capital Ratio

	Homebuilding Net Debt to Capital
	March 31, 2007	December 31, 2006
	(Dollars in millions)
Notes payable	$1,060.8	$1,060.7
Bank borrowings	50.0	—

Homebuilding borrowings(1)	$1,110.8	$1,060.7
Less: unrestricted cash	23.0	49.4
Homebuilding net debt	$1,087.8	$1,011.3
Stockholders’ equity	708.6	774.9

Total capital(2)	$1,796.4	$1,786.2

Ratio	60.6%	56.6%

(1)	Does not include obligations for inventory not owned of $296.1 million at March 31, 2007 and $338.5 million at December 31, 2006, all of which are non-recourse to us.

(2)	Does not include Financial Services bank borrowings of $30.2 million at March 31, 2007 and $35.4 million at December 31, 2006.

Homebuilding net debt to capital is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. We have included this information as we believe that the ratio of Homebuilding net debt to capital provides comparability among other publicly-traded homebuilders. In addition, management uses this information in measuring the financial leverage of our homebuilding operations, which is our primary business. Homebuilding net debt to capital has limitations as a measure of financial leverage because it excludes Financial Services bank borrowings and it reduces our Homebuilding debt by the amount of our unrestricted cash. Management compensates for these limitations by using Homebuilding net debt to capital as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial leverage. It should not be construed as an indication of our operating performance or as a measure of our liquidity.

Selected Homebuilding Operations and Financial Data

The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas, and the West (dollars in millions, except average price in thousands):

	Three Months Ended March 31,
	2007			2006
Deliveries:	Homes	$		Homes	$
Consolidated:
Florida	720		$256.3	746		$266.0
Mid-Atlantic	152		52.2	162		70.0
Texas	685		174.4	645		158.1
West	274		102.0	321		92.2

Consolidated total	1,831		$584.9	1,874		$586.3
Unconsolidated joint ventures:
Florida*	3		$0.9	—		$—
Mid-Atlantic	1		0.3	60		17.5
West	318		101.2	463		168.5

Total unconsolidated joint ventures	322		$102.4	523		$186.0

Combined total	2,153		$687.3	2,397		$772.3

*	Excludes Transeastern JV deliveries of 279 and 372, including revenues of $73.0 million and $116.2 million for our three months ended March 31, 2007 and 2006, respectively.

	Three Months Ended March 31,
	2007			2006
Net Sales Orders(1):	Homes	$		Homes	$

Consolidated:
Florida	598		$217.3	626		$254.8
Mid-Atlantic	221		81.6	159		67.2
Texas	729		184.1	818		203.2
West	253		80.8	554		191.9

Consolidated total	1,801		$563.8	2,157		$717.1
Unconsolidated joint ventures:
Florida*	4		$0.9	11		$4.0
Mid-Atlantic	3		0.7	43		11.6
West	243		63.9	414		141.3

Total unconsolidated joint ventures	250		$65.5	468		$156.9

Combined total	2,051		$629.3	2,625		$874.0

(1) Net of cancellations

*	Excludes Transeastern JV net sales orders of 36 and 23 with a sales value of $(8.8) million and $18.0 million, respectively, including cancellations of 272 and 56 for our three months ended March 31, 2007 and 2006, respectively.

	March 31, 2007				March 31, 2006
				Avg
Sales Backlog:	Homes	$		Price	Homes	$		Avg Price

Consolidated:
Florida	2,106		$812.8	$386	2,817		$1,025.5	$364
Mid-Atlantic	275		109.9	$400	243		91.8	$378
Texas	1,240		338.4	$273	1,411		364.6	$258
West	440		168.8	$384	1,084		403.5	$372

Consolidated total	4,061		$1,429.9	$352	5,555		$1,885.4	$339
Unconsolidated joint ventures:
Florida*	47		$14.2	$302	47		$13.4	$284
Mid-Atlantic	5		1.8	$351	75		25.4	$339
West	378		118.5	$314	1,494		558.3	$374

Total unconsolidated joint ventures	430		$134.5	$313	1,616		$597.1	$369

Combined total	4,491		$1,564.4	$348	7,171		$2,482.5	$346

*	Excludes for our three months ended March 31, 2007 and 2006, homes in backlog of 454 and 2,729 with a sales value of $114.0 million and $788.1 million, respectively for the Transeastern JV.

	Three Months Ended March 31,
	2007		2006
Average Price:	Deliveries	Sales Orders	Deliveries	Sales Orders

Consolidated:
Florida	$356	$363	$357	$407
Mid-Atlantic	$344	$369	$432	$422
Texas	$255	$253	$245	$248
West	$372	$319	$287	$346
Consolidated total	$319	$313	$313	$332
Unconsolidated joint ventures:
Florida	$291	$229	$—	$361
Mid-Atlantic	$281	$244	$292	$268
West	$318	$263	$364	$341
Total unconsolidated joint ventures	$318	$262	$356	$335
Combined total	$319	$307	$322	$333

We conduct our Homebuilding operations through our consolidated subsidiaries and through various unconsolidated joint ventures that additionally build and market homes.

For the three months ended March 31, 2007, total consolidated home deliveries decreased 2%, consolidated revenues decreased 4%, and consolidated net sales orders decreased 17% as compared to the three months ended March 31, 2006. For the three months ended March 31, 2007, we had a net loss of $66.0 million as compared to net income of $55.0 million for the three months ended March 31, 2006. For the three months ended March 31, 2007, our unconsolidated joint ventures (excluding the Transeastern JV) had a decrease in net sales orders of 47% and a decrease in deliveries of 38% as compared to the three months ended March 31, 2006.

Our Homebuilding results reflect the continued deterioration of conditions in most of our markets throughout 2006 and through the first quarter of 2007 characterized by record levels of new and existing homes available for sale, reduced affordability and diminished buyer confidence. Our markets continue to experience lower traffic, increased cancellations, higher incentives and lower margins. In addition, speculative investors continue to cancel existing contracts and reduce prices on homes previously purchased, contributing to the oversupply of homes available for sale.

The slowdown in the housing market has led to increased sales incentives, higher cancellation rates, increased advertising expenditures and broker commissions, and increased inventories resulting in increased pressure on margins. We expect our gross margin on home sales to continue to be negatively impacted due to pricing pressures, competition, increased sales incentives and a product mix shift to markets with historically lower margins. We are responding to these situations by analyzing each community to determine our profit and sales absorption goals. In addition, we remain focused on generating cash and strengthening our balance sheet by diligent management of our assets. We review the size, geographic allocations and components of our inventory to better align these assets with estimated future deliveries. We have established inventory targets based on current market conditions, existing inventory levels and our historical and projected results. If our inventory exceeds these targeted levels, which is currently the case, we are and will continue to take necessary actions to reduce our inventory to these targeted levels at each of our divisions. These actions include to the extent possible:

•	limiting new arrangements to acquire land;

•	engaging in bulk sales of land and unsold homes;

•	reducing the number of homes under construction;

•	re-negotiating terms or abandoning our rights under option contracts;

•	considering other asset dispositions including the possible sale of underperforming assets,, communities, divisions and joint venture interests;

•	reducing inventory target levels; and

•	other initiatives designed to monetize our assets.

In addition, we are working with our suppliers to reduce materials and labor costs; and actively managing our general and administrative costs to increase efficiencies, reduce costs and streamline our operations. We believe these actions will strengthen our balance sheet and improve our liquidity by generating cash flow; however, many of these actions may result in charges to earnings. We plan to set measurable goals, track these goals closely and incentivize those persons responsible for effectuating these actions.

Total Controlled Homesites by our Homebuilding Operations (Including Joint Ventures, excluding the Transeastern JV)

We use option contracts in addition to land joint ventures in order to acquire land whenever feasible. Option contracts allow us to control large homesite positions with minimal capital investment and significantly reduce the risks associated with land ownership and development. At March 31, 2007, our consolidated operations controlled approximately 54,300 homesites. Of this amount, we owned approximately 22,500 homesites and had option contracts on approximately 31,800 homesites. In addition, our unconsolidated joint ventures (excluding the Transeastern JV) controlled approximately 4,700 homesites. Based on current housing market conditions, inventory levels, and our asset management efforts, we have curtailed approving new arrangements for land acquisitions in most of our markets, except Texas.

As part of our land acquisition strategy, we have used our capital to control, acquire and develop larger land parcels that could yield homesites exceeding the requirements of our homebuilding activities. These large land transactions are characterized by low costs per homesite where development will not begin for 3 to 5 years. These additional homesites are typically sold to other homebuilders. We have confined these activities to selected land-constrained markets where we believe land supplies will remain constrained and opportunities for land sale profits are likely to continue for a period of time. At March 31, 2007, of our 22,500 owned homesites, 7,600 homesites are part of this strategy. Of the 33,100 homesites controlled through option contracts, 4,700 homesites are also part of this strategy. At March 31, 2007, deposits controlling the homesites under option approximated $12.2 million. We plan to reduce our positions in these large land transactions in the future in connection with our asset management efforts.

     Controlled homesites represent homesites either owned or under option by our consolidated subsidiaries or by our unconsolidated joint ventures that build and market homes. As part of our controlled homesites, we do not include homesites included in land development joint ventures for which we do not intend to build homes as these homesites are not controlled for our homebuilding operations. These joint ventures will acquire and develop land to be sold to us for use in our homebuilding operations or sold to others. As of March 31, 2007 and December 31, 2006 these joint ventures owned 3,000 and 3,100 homesites, respectively. Of these amounts, we had options to acquire 300 and 500 homesites, which are included in our consolidated homesites under option. Any profits generated from the purchase of homesites from these joint ventures are deferred until the ultimate sale to an unrelated third party.

In connection with our asset management efforts, during the three months ended March 31, 2007, we abandoned our rights under certain option contracts which resulted in a reduction of 7,600 optioned homesites. The pending sale of our Dallas operations will reduce the number of controlled homesites by approximately 4,000 homesites.

Results of Operations — Consolidated

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Total revenues decreased 5% to $600.2 million for the three months ended March 31, 2007, from $629.5 million for the three months ended March 31, 2006. This decrease is attributable to a decrease in Homebuilding revenues of 4%, and a decrease in Financial Services revenues of 21%.

For the three months ended March 31, 2007, we had a loss before benefit for income taxes of $96.6 million as compared to income before provision for income taxes of $87.3 million for the three months ended March 31, 2006. This decrease is due primarily to a $78.9 million accrual for an estimated loss contingency related to the potential settlement of a dispute in connection with the restructuring of the Transeastern JV and the allegation of the lenders to the joint venture relating to certain guarantees issued by us in connection with the joint venture and $42.0 million in inventory impairments and write-offs of land deposits and abandonment costs.

Our effective tax rate was 31.7% and 37.0% for the three months ended March 31, 2007 and 2006, respectively. The 2007 effective rate is impacted primarily due to the recording of a valuation allowance on certain deferred tax assets and the non-deductible state portion of the impairment of our investment in unconsolidated joint ventures and the provision for the settlement of a loss contingency in connection with the Transeastern JV recognized during the three months ended March 31, 2007.

For the three months ended March 31, 2007, we had a net loss of $66.0 million (or a loss of $1.11 per diluted share) as compared to net income of $55.0 million (or $0.89 per diluted share) for the three months ended March 31, 2006.

Homebuilding

Homebuilding revenues decreased 4% to $588.2 million for the three months ended March 31, 2007, from $614.3 million for the three months ended March 31, 2006. This decrease is primarily due to a decrease in revenues from land sales to $3.3 million for the three months ended March 31, 2007, from $28.0 million for the comparable period in 2006. The decline in revenue from land sales was due to the more challenging housing market. Revenue from home sales decreased slightly to $584.9 million for the three months ended March 31, 2007 from $586.3 million for the three months ended March 31, 2006. The decrease in revenue from home sales, which is net of buyer incentives, was due to a 2.3% decrease in the number of deliveries to 1,831 from 1,874 for the three months ended March 31, 2006, partially offset by a 2% increase in the average price of homes delivered to $319,000 from $313,000 for the three months ended March 31, 2006. The increase in the average price of homes delivered is primarily a result of changes in geographic and product mix. We expect our home sales revenues to decrease in 2007 as the number of home deliveries declines and the average price of homes delivered continues to be impacted by increased incentives as a result of decreased demand for new homes.

Our homebuilding gross profit decreased 46% to $81.5 million for the three months ended March 31, 2007, from $150.4 million for the three months ended March 31, 2006. This decrease is primarily due to an increase in inventory impairments and abandonment costs of $36.0 million to $42.0 million for the three months ended March 31, 2007. Excluding impairment charges, our gross profit margin on revenues from homes sales decreased to 20.5% for the three months ended March 31, 2007 from 26.0% for the three months ended March 31, 2006. The decrease was primarily due to higher incentives on homes delivered in response to challenging homebuilding market conditions. For the three months ended March 31, 2007, our incentives increased to $36,400 per home delivered as compared to $12,000 per home delivered for the three months ended March 31, 2006. We expect gross margins, excluding impairment and related charges, to continue to decline in 2007 due to higher incentives being offered to improve sales velocity. Excluding impairment charges, gross profit on land sales increased $0.5 million to $0.9 million for the three months ended March 31, 2007.

SG&A expenses decreased to $95.8 million for the three months ended March 31, 2007, from $97.4 million for the three months ended March 31, 2006. The decrease in SG&A expenses is due primarily to a reduction in overhead and related expenses, including reductions in compensation and a decrease of $4.7 million in stock-based compensation expense, as we continue to actively improve our operating efficiencies, reduce costs, and streamline our operations. This decline has been partially offset by the following: (1) an increase of $10.2 million in direct selling and advertising expenses, which include commissions, closing costs, advertising and sales associates compensation, as a result of the more challenging housing market; and (2) $7.5 million in professional fees related to the Transeastern JV. We expect that professional fees relating to the Transeastern JV will increase in 2007 as we continue to work towards to settlement.

SG&A expenses as a percentage of revenues from home sales for the three months ended March 31, 2007 decreased to 16.4%, as compared to 16.6% for the three months ended March 31, 2006. The 20 basis point decrease in SG&A expenses as a percentage of home sales revenues is due to the factors discussed above. We expect our selling expenses as a percentage of our revenue from home sales to continue to increase in 2007 due to the competition for homebuyers. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with certain of these joint ventures are included in our consolidated SG&A expenses.

For the three months ended March 31, 2007, we had a loss from joint ventures of $3.6 million compared to income from joint ventures of $27.8 million for the three months ended March 31, 2006. The decrease in our earnings from joint venture is primarily due to reduced earnings in the joint ventures as our joint ventures are experiencing similar challenging market conditions as our consolidated operations. For the three months ended March 31, 2007, our unconsolidated joint ventures (excluding the Transeastern JV) delivered 322 homes as compared to 523 homes delivered during the comparable period in the prior year.

Net Sales Orders and Homes in Backlog (consolidated)

For the three months ended March 31, 2007, net sales orders decreased by 17% as compared the three months ended March 31, 2006. The decrease in net sales orders is due to decreased demand for new homes and higher cancellation rates, especially during the second half of 2006. We expect these factors to continue to negatively impact our combined net sales orders until the markets normalize.

Our cancellation rate increased to 29% for the three months ended March 31, 2007 from 21% for the three months ended March 31, 2006. Except for our Mid-Atlantic region, all of our regions have experienced an increase in cancellation rates for the three months ended March 31, 2007, when compared with the same period in 2006. Our West region had the largest increase in cancellation rate to 38% for the three months ended March 31, 2007 from 23% for the three months ended March 31, 2006. Our Florida region also experienced a large increase in cancellation rates to 30% for the three months ended March 31, 2007 from 16% for the three months ended March 31, 2006. The cancellation rate for our Texas region was 28% for the three months ended March 31, 2007, which represents a 4% increase over the comparative period in the prior year. The cancellation rate for our Mid-Atlantic region was 17% for the three months ended March 31, 2007, which represents a 4% decrease over the comparative period in the prior year.

We had 4,061 homes in backlog as of March 31, 2007, as compared to 5,555 homes in backlog as of March 31, 2006. The 27% decrease in backlog is primarily due to a decline in net sales orders and an increase in cancellation rates as a result of decreased demand. The sales value of backlog decreased 24% to $1.4 billion at March 31, 2007, from $1.9 billion at March 31, 2006, due to the decrease in the number of homes in backlog which was offset by an increase in the average selling price of homes in backlog to $352,000 from $339,000 from period to period. The increase in the average selling price of homes in backlog was primarily due to a change in product mix. We expect the average selling price of homes in backlog to decrease in the future as cancellations continue to increase and higher incentives are offered to move home inventory.

Net Sales Orders and Homes in Backlog (unconsolidated joint ventures excluding the Transeastern JV)

For the three months ended March 31, 2007, net sales orders decreased by 47% as compared to the three months ended March 31, 2006. The decrease in net sales orders is due to challenging market conditions, decreased demand and higher cancellation rates. We expect these factors to continue to negatively impact our combined net sales orders until the markets strengthen. The decrease in net sales orders is also due to a decline in the number of active communities in our joint ventures. We intend to limit the use of joint ventures that build and sell homes.

We had 430 homes in backlog as of March 31, 2007, as compared to 1,616 homes in backlog as of March 31, 2006. The 73% decrease in backlog primarily is due to a decline in net sales orders as compared to the increase in deliveries. The decline in net sales order is due to the factors described above.

Joint venture revenues are not included in our consolidated financial statements. At March 31, 2007, the sales value of our joint ventures’ homes in backlog (excluding the Transeastern JV) was $134.5 million compared to $567.1 million at March 31, 2006. This decrease is due primarily to the decrease in homes in backlog. In addition, the average selling price of homes in backlog (excluding the Transeastern JV) decreased to $313,000 from $369,000 from period to period.

Financial Services

Financial Services revenues decreased to $12.0 million for the three months ended March 31, 2007, from $15.2 million for the three months ended March 31, 2006. This 21% decrease is due primarily to an increase in the number of closings at our title operations and increased gains in selling mortgages in the secondary market by our mortgage operations due to a shift toward more fixed rate mortgages. For the three months ended March 31, 2007, our mix of mortgage originations was 11% adjustable rate mortgages (of which approximately 96% were interest only) and 89% fixed rate mortgages, which is a shift from 20% adjustable rate mortgages and 80% fixed rate mortgages in the comparable period of the prior year. The average FICO score of our homebuyers during the three months ended March 31, 2007 was 730, and the average loan to value ratio on first mortgages was 78%. For the three months ended March 31, 2007 and 2006, approximately 12% of our homebuyers paid in cash. Our combined mortgage operations capture ratio for non-cash homebuyers increased to 67% (excluding the Transeastern JV) for the three months ended March 31, 2007 from 66% for the three months ended March 31, 2006. The number of closings at our mortgage operations decreased to 1,273 for the three months ended March 31, 2007, from 1,438 for the three months ended March 31, 2006. Our combined title operations capture ratio was 96% for the three months ended March 31, 2007, which is consistent with the comparative prior period. The number of closings at our title operations decreased to 4,223 for the three months ended March 31, 2007, from 5,716 for the same period in 2006. Non-affiliated customers accounted for approximately 61% of our title company revenues for the three months ended March 31, 2007.

Financial Services expenses decreased to $9.3 million for the three months ended March 31, 2007, from $10.7 million for the three months ended March 31, 2006. This 14% decrease is a result of higher staff levels to support increased activity.